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American Shared Hospital Services Announces Acquisition of Gamma Knife Center, Ecuador S.A.
The Gamma Knife Center S.A. Operates the Only Gamma Knife Facility in Ecuador
San Francisco, CA, June 18, 2020 -- American Shared Hospital Services (NYSE American: AMS) ("AMS"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced that its 81% owned subsidiary, GK Financing, LLC (“GKF”), has completed the acquisition of approximately 98% of the total outstanding shares of Gamma Knife Center Ecuador S.A. (“GKC Ecuador”) purchased from GKC Ecuador's majority shareholders Global Medical Investments GMI AB, Scandinavian Care Investments AB, and Brock Investment Limited (the "Acquisition). At a later date, AMS plans to acquire the remaining outstanding shares of GKC Ecuador by entering into a separate stock purchase agreement with the remaining minority shareholders of GKC Ecuador.
The total purchase price for the Acquisition, including acquisition of minority shares is expected to be approximately $2.0 million, or about 1x historical annual revenue of GKC Ecuador. This purchase price has been paid with $575,000 in cash and a $1.425 million loan from the United States International Development Finance Corporation (“DFC”). The purchase price is subject to certain post-closing adjustments, including adjustment for GKC Ecuador's working capital and excess cash. The DFC loan is denominated in U.S. dollars, which is also the currency of Ecuador.

GKC Ecuador is a well-established Gamma Knife operation founded in 2009 as a private clinic to introduce advanced stereotactic radiosurgery into Ecuador. GKC Ecuador's center is located in Ecuador’s largest city, Guayaquil, which has a population of nearly 2.5 million people. Ecuador has a total population of approximately 16 million people. Sixty, or 30%, of the approximately 200 neurosurgeons practicing in Ecuador have referred patients to the center, which has treated over 1,400 patients to date.
GKC Ecuador was the first healthcare institution to provide stereotactic radiosurgery in Ecuador and continues to operate the only Gamma Knife unit in the country. GKC Ecuador owns its facilities which are adjacent to Hospital Alcívar, one of Ecuador’s leading healthcare providers.
"The accretive acquisition of GKC Ecuador is a great fit for AMS and a further diversification of our business model that provides us with an additional revenue stream for future growth. Located not far from our Gamma Knife Center in Peru, the acquisition also meshes well with our strategy to expand further into international markets,” commented Ray Stachowiak, Interim President and Chief Executive Officer of AMS. “Looking ahead, we believe that there is a large opportunity to increase GKC Ecuador’s patient volumes by expanding coverage to include Ecuador’s growing segment of private patients with health insurance provided by employers, further expanding the center’s public sector reach and increasing the number of referral sources.”

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GKC Ecuador currently operates a Leksell Gamma Knife model 4C which is under contract to be upgraded to a Gamma Knife Perfexion ("Perfexion"). The Perfexion is expected to be installed in late 2020 or early 2021. The Perfexion system allows for greater ease of use, faster treatment times and can treat a wider range of anatomical structures, all of which can drive higher patient volume. “When this upgrade is complete, GKC Ecuador will be one of the few centers offering this gold standard technology in all of South America,” added Ernest R. Bates, VP of Sales and Business Development.

About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations, the future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company the Company's expansion into new markets, the Company's Future acquisitions and potential market segments for its products and the expansion of the Company's Gamma Knife, proton therapy and MR/LINAC business), which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company's Gamma Knife, proton therapy, MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company's business operations and financial condition, the risk that the Company will be unable to conduct an effective executive search, the risk that the Company will be unable to identify and attract a permanent successor to the Company's President and Chief Executive Officer, the risk of expanding within or into new markets, the risk that integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect our financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services are included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 26, 2020.

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Contacts:
American Shared Hospital Services
Ray Stachowiak
Interim President and Chief Executive Officer
p. (415)788-5300
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 762-4518
sprince@pcgadvisory.com